EXHIBIT 5.1
                       Law Office of Andrea Cataneo, Ltd.
                               81 Meadowbrook Road
                               Randolph, NJ 07860

                                 (973) 442-9944
                                 (973) 442-9933



May 18, 2001


Board of Directors
Arcturus Ventures, Inc.
77 Memorial Highway
Atlantic Highlands, New Jersey 07716

     In re:       Arcturus Ventures, Inc.
              Registration Statement on Form SB-2


Gentlemen:

We have represented Arcturus Ventures, Inc., a Nevada Corporation, ("Company") in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form SB-2 ("Registration Statement") relating to the proposed issuance of up to 40,000 Units ("Units") each Unit consisting 10 shares of the Company's Common Stock, (par value of $.001 per share) ("Common Stock") plus 25 "A" Common Stock Purchase Warrants, and 25 "B" Common Stock Purchase Warrants In this connection, we have examined such documents, corporate records and other papers as we deemed necessary to examine for the purposes of this opinion.

We are of the opinion that the Units, when issued, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Yours truly,

LAW OFFICE OF ANDREA CATANEO LTD.


/s/ Andrea Cataneo

By:  Andrea Cataneo, Esq.